Exhibit 10.2

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This INDEPENDENT CONTRACTOR SERVICES AGREEMENT (this “Agreement”) is made effective this January 28, 2025 (the “Effective Date”) by and between Compass Minerals America Inc., a Delaware limited liability company (“Company”) and JEFFREY CATHEY, an individual (the “Contractor”). Compass and Contractor may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Company desires that Contractor provide certain services to the Company and Company’s Affiliates (as hereinafter defined) and Contractor desires to provide such services, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, Company and Contractor agree as follows:

1.	Services

(a)	From time to time hereunder, as requested by Company, Contractor agrees to provide the services described in, and in accordance with, Exhibit A attached hereto and incorporated in by this reference (the “Services”) for the Company and Company’s Affiliates (Company and Company’s Affiliates, hereinafter collectively, the “Company Group”). For purposes of this Agreement, “Affiliate” means, as to Company, any other entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Company, where the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of an entity.

(b)	Contractor will comply with all applicable laws, regulations, ordinances in the performance of the Services.

(c)	Contractor will perform the Services in a timely, ethical and professional manner and to devote such time, attention and skill to Contractor’s duties under this Agreement as may reasonably be necessary to ensure the performance of the Services to Company’ reasonable satisfaction.

(d)	Contractor’s execution, delivery and performance of this Agreement will not violate or cause a breach of any existing employment, Contractor or any other agreement, covenant, promise or any other duties by which Contractor is bound, including confidentiality obligations or covenants not to compete including any present or previous employer.

2.	Fees and Expenses

(a)	For the Services to be performed by Contractor hereunder, Company shall pay to Contractor the fees set forth in Exhibit A (the “Fees”). Company shall reimburse Contractor for any out-of-pocket expenses reasonably incurred or paid by Contractor in connection with Contractor’s performance of the Service and as approved in advance in writing by Company.

(b)	The fee for the Services shall be paid within thirty (30) days following the last day of each calendar month during the Consulting Period. Subject to the Company’s reimbursement rules and procedures, as in effect from time to time, Executive shall be entitled to reimbursement for reasonable business expenses properly incurred by Executive in connection with the performance of the Services.

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(c)	The Fees shall cover and include all sales and use taxes, duties, and charges of any kind imposed by any federal, state, or local governmental authority on amounts payable by Company under this Agreement, and in no event shall Company be required to pay any additional amount to Contractor in connection with such taxes, duties, and charges, or any taxes imposed on, or regarding, Contractor’s income, revenues, gross receipts, personnel, or real or personal property or other assets.

3.	Independent Contractor Status

(a)	Contractor will perform the Services as an independent contractor and not as an employee of Company. The manner of and means by which Contractor executes and performs Contractor’s obligations hereunder are to be determined by Contractor in Contractor’s discretion provided that Compass Minerals may set guidelines or specification as to achieve Company’s desired outcomes for the Services. Contractor agrees that Contractor will not describe or hold itself out as an employee of Company.

(b)	Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, or fiduciary relationship between the Parties.

(c)	As an independent contractor, the Contractor acknowledges and agrees that it is Contractor’s responsibility to pay and remit to the relevant government authorities such taxes as may be due or imposed on the Contractor’s compensation received hereunder.

4.	Indemnification; Limitation of Liability; Insurance

(a)	Contractor will indemnify and hold Company Group and their officers, directors, employees, agents and business advisors) free and harmless, to the full extent permitted by law or in equity, for and from any and all third-party claims and all related losses, liabilities, damages, costs, expenses (including reasonable attorneys’ fees) to the extent arising out of or due to Contractor’s violation of law, negligence, fraud or willful misconduct.

(b)	Except as arising from (i) a Party’s fraud, gross negligence or willful misconduct or (ii) with respect to Contractor’s indemnification obligations hereunder, neither Party will be liable for any indirect, special, incidental, consequential, exemplary or punitive damages in relation to this Agreement.

5.	Contractor Work Product

(a)	To the extent Contractor creates any work product or other deliverables for Company as part of the Services hereunder (“Work Product”), Company will have all right, title and interest in and to all such Work Product including all patent, copyright, trademark, trade secret, know how, computer code and other intellectual property and proprietary rights. All such Work Product will be deemed to be “works made for hire.” To the extent any Work Product is not deemed “works made for hire” by operation of law, Contractor, upon full and final payment under the terms of this Agreement, hereby irrevocably assigns, transfers and conveys to Company, without further consideration, all of its right, title and interest in and to the copyright in such Work Product and any other intellectual property associated therewith. In relation to the Work Product, Contractor acknowledges that Company has the right to obtain and to hold in its own name, copyright registrations, trademarks, patents or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Contractor will execute any documents or take any other actions as may be reasonably necessary, or as Company may reasonably request, to assist Company to perfect the ownership rights defined in this Section.

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6.	Confidential Information

(a)	Contractor acknowledges that in connection with Contractor’s performance of the Services Contractor has any may receive confidential and proprietary information of the Company, Group and that Contractor may also create such information in the course of performing the Services (“Company Group Confidential Information”). Such information (in whatever form, medium or manner of storage) includes but is not limited to any and all: (i) trade secrets, know-how, inventions, research or proprietary business information of any sort; (ii) business, technical, marketing, production, financial, sales, pricing, or engineering data; (iii) information relating to environmental matters, remediation efforts or Company Group’s strategy for or status of regulatory approvals or negotiations; or (iv) information regarding customers, suppliers, vendors, contracts, personnel or staffing, research or any other past, present or future business or manufacturing processes, plans or strategies of the Company Group.

(b)	Subject to the terms and conditions of this Agreement, Contractor hereby agrees that Contractor will not publicly divulge, disseminate, publish or otherwise disclose any Company Group Confidential Information without Company’s prior written consent; and Contractor will not use any such Company Group Confidential Information for any purposes other than performing the Services hereunder. Notwithstanding the above, Company and Contractor acknowledge and agree that the obligations set out in this Section 6 will not apply to any portion of Company Group Confidential Information which:

(i)	was at the time of disclosure to Contractor part of the public domain by publication or otherwise;

(ii)	became part of the public domain after disclosure to Contractor by publication or otherwise, except by breach of this Agreement;

(iii)	was already properly and lawfully in Contractor’s possession at the time it was received from Company;

(iv)	was or is lawfully received by Contractor from a third party who was under no obligation of confidentiality with respect thereto; or

(v)	is required to be disclosed by law, regulation or judicial or administrative process, provided that all available legal remedies have been exhausted and written advance notice of such action was timely given to Company.

(c)	Contractor acknowledges and expressly agrees that any disclosure of Confidential Information or other breach of Contractor’s obligations set forth in this Section 6 may cause irreparable harm to the Company Group for which monetary damages may not alone provide adequate relief. Therefore, in accordance with applicable law and in addition to any other rights and remedies provided herein, Company will be entitled to seek equitable relief by way of an injunction or otherwise.

(d)	Upon termination of this Agreement, or any other cessation of Contractor’s providing the Services, Contractor will (i) return to Company, any and all property belonging to Company, including without limitation, all files, correspondence, records and electronic data relating to Company’s business, and any and all information, documents or materials which may contain Company Group Confidential Information, and (ii) not make any further use of Company Group Confidential Information.

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(e)	Contractor’s obligations under this Section 6 will survive the termination or expiration of this Agreement for a period of three (3) years, provided that with respect to any Company Group Confidential Information that constitutes a trade secret, Contractor’s obligations shall continue until such information no longer so constitutes (other than due to an act or omission of Contractor).

7.	Term

(a)	Unless sooner terminated as hereinafter provided, this Agreement shall be effective as of the Effective Date and continue for a period of three (3) months (and thereafter will automatically terminate unless the Parties agree in writing to a renewal.

(b)	This Agreement may be terminated by either Party (i) for such Party’s convenience upon thirty (30) days prior written notice to the other Party or (ii) effective immediately upon written notice if the other Party is in material breach of this Agreement. Additionally, this Agreement will terminate automatically upon the death or physical or mental incapacity of Contractor.

(c)	Upon termination of this Agreement, Contractor will be entitled to receive such compensation and reimbursement, if any, accrued hereunder but unpaid as of the termination date.

8.	Notices

Any notice or other communications hereunder must be in writing and either personally delivered, sent by a reputable overnight carrier, or transmitted by email (provided the recipient confirms receipt thereof), addressed as follows:

If to Contractor:

Jeffrey Cathey

If to Company:

Compass Minerals America Inc.

9900 W. 109th Street, Suite 100

Overland Park, KS 66210

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9.	Miscellaneous

(a)	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties and there are no other promises or conditions in any other agreement whether oral or written related to Contractor’s performance of services to Company.

(b)	AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by authorized representatives of both Parties.

(c)	SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

(d)	WAIVER. The failure of either Party to enforce any provision of this Agreement is not to be construed as a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

(e)	GOVERNING LAW; JURISDICTION. This Agreement is governed by the laws of the state of Kansas, without regard to principles of conflicts of laws. Contractor agrees that the state and federal courts located in Johnson County, Kansas shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) raised by Contractor arising out of or in connection with this Agreement and hereby irrevocably submits to the jurisdiction of such courts. Nothing in this Section p(e) shall limit Company’s right to bring proceedings in any jurisdiction permitted by applicable law.

(f)	ASSIGNMENT. Neither Party may assign, delegate or transfer to third parties this Agreement, or any or all of such Party’s rights or obligations hereunder.

(g)	COUNTERPARTS. This Agreement may be signed in counterparts and delivered to the other Party either physically or by electronic means. Each counterpart constitutes an original and all such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

/s/ Jeffrey Cathey	COMPASS MINERAls America inc.
JEFFREY CATHEY
	By:	/s/ Chuck Otec
	Name:	Chuck Otec
	Title:	VP Human Resources

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EXHIBIT A

Services & Fees

•	Contractor will provide Company with up to 80 hours per month of professional services including:

•	consulting and transition services relating to the company’s finance and accounting functions, including and without limitation, assisting with the onboarding of the incoming Chief Financial Officer and providing guidance on key initiatives and projects.

The Company will pay Contractor a retainer of $15,500 per month with the expectation that Contractor will be available with reasonable notice by the Company and work no more than 80 hours per month.

In the event the contractor works more than 80 hours in a month, Contractor will invoice Company and be paid $200 per hour for each hour over 80 hours in a month. All hours worked more than in a month shall be pre-approved by the Company.

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